Exhibit 99.1

FOR IMMEDIATE RELEASE

McCormick Enters Joint Venture Agreement with India-based Kohinoor Foods Ltd

SPARKS, MD., JUNE 1 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today announced that it has signed an agreement to form a joint venture with Kohinoor Foods Ltd (KFL) to market and sell its basmati rice and food products in India. The completion of the agreement is expected to occur later in 2011 subject to regulatory and other approvals in India.

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Kohinoor Foods Ltd manufactures and distributes naturally flavored rice as well as other convenience food products in India through a 350,000 retailer network. ‘Kohinoor’ is a leading national brand in India.

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McCormick has agreed to form a joint venture with KFL to be named Kohinoor Speciality Foods India Private Limited. The new joint venture will market and sell ‘Kohinoor’ brand rice and food products in India. A modern factory for packaged food products and 275 employees will also transfer to the joint venture.

•	McCormick will invest a total of $115 million which includes an 85% interest in the new joint venture.

•	This venture builds upon McCormick’s investments in India and its strategy to expand sales in emerging markets.

Basmati rice is a premium price, naturally flavored rice which is a cornerstone of Indian cuisine. Since 1976, the ‘Kohinoor’ brand has been one of the top national brands in the basmati rice category in India, with a category share above 15% among more than 100 other brands. In addition, Kohinoor has expanded its business beyond rice with the introduction of ready-to-eat products, cook-in sauces, cooking pastes, spices, seasonings and frozen foods. Across the entire portfolio of products, sales are growing at a double-digit rate.

The new joint venture, Kohinoor Speciality Foods India will sell and market ‘Kohinoor’ branded food products in India. McCormick plans to work with this new joint venture to provide the latest food technologies and global best practices to serve Indian consumers through their favorite ‘Kohinoor’ brands. McCormick will invest a total of $115 million for this transaction which will include McCormick holding an 85% interest in the new joint venture, the transfer of certain trademarks and non-compete undertakings from KFL and the Arora family entities. The new joint venture will enter into an exclusive agreement with KFL to source, process and package branded basmati rice through KFL’s existing facility.

Annual net sales of Kohinoor Speciality Foods India are projected to be approximately $85 million. Upon closing, McCormick will finance the transaction through cash and debt. McCormick will consolidate sales and profits from Kohinoor Speciality Foods India in its financial results, with a minority interest reduction to net income for the 15% of the joint venture owned by KFL. In 2011, transaction and closing costs are expected to more than offset McCormick’s share of profit from the joint venture and reduce earnings per share approximately $0.02 to $0.03. Beginning in 2012, the joint venture is expected to be accretive to McCormick’s earnings per share, even with the impact of incremental marketing and business building activity.

Alan Wilson, Chairman, President & CEO of McCormick stated, “This joint venture is an important step in our strategy to accelerate growth in the Asia/Pacific region. Kohinoor Speciality Foods India will take McCormick’s investments in India to more than $150 million and we have plans to continue investing in this rapidly growing market. We are excited about the excellent opportunity to work with the employees of Kohinoor to achieve further business growth with a highly recognized national brand. The management of Kohinoor has developed a fast-growing, profitable business, with vast expertise in their products and an extensive distribution network in the Indian retail market. We look forward to partnering with them to develop and launch new products, penetrate under-served markets and expand in the foodservice channel in India. This venture with Kohinoor holds all the promise and potential for exciting flavor innovations ahead.”

Satnam Arora, Joint Managing Director of Kohinoor Foods Ltd stated, “We are excited about this new joint venture. We are confident it will be a win-win situation for all stakeholders and add immense value to both consumers and the packaged food industry in India. We look forward to the success of this joint venture.”

Kohinoor Speciality Foods India builds upon McCormick’s investments in India since it first joined with A.V. Thomas Group in 1994. Since then, AVT McCormick Ingredients Private Limited has grown into a leading supplier of cleaned, steam sterilized, ready to use spice ingredients for the global market. In 2010, McCormick acquired a 26% interest in Eastern Condiments Private Limited, which manufactures and markets a leading brand of spices, seasonings and other related food products in India and the Middle East. This latest agreement is expected to establish a new strategic platform for business in India and demonstrates McCormick’s continued commitment to growth and investment in India.

Including India, McCormick expects emerging markets to contribute 12% of sales by 2015, an increase from 9% in 2010. The Kohinoor brand of products fits squarely into the Company’s plans for achieving this increase.

Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements.

The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick & Company, Incorporated

McCormick & Company, Incorporated is a global leader in flavor, with the manufacturing, marketing and distribution of spices, seasonings, specialty foods and flavorings to the entire food industry – retail outlets, food manufacturers and food service businesses.

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For information contact:

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

Investor Relations:

Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

6/2011

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